Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and the related Prospectus of TransUnion Holding Company, Inc. for the registration of the 9.625%/10.375% Senior PIK Toggle Notes due 2018 and the 8.125%/8.875% Senior PIK Toggle Notes due 2018 and to the incorporation by reference therein of our reports dated February 25, 2013, with respect to the consolidated financial statements and schedules of TransUnion Holding Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Chicago, Illinois

August 26, 2013